EXHIBIT 16.1

December 7, 2016
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:
We have read Item 4.01 of Commodity Advisors Fund L.P.’s Form 8-K dated December 7, 2016, and have the following comments:
1.	We agree with the statements made in Item 4.01(a).
2.	We have no basis on which to agree or disagree with the statements made in Item 4.01(b).
Yours truly,

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP